EXHIBIT 99.1

For Immediate Release
Investor Relations Contact:
Rob Damron
Bell Microproducts
(414) 224-1668
ir@bellmicro.com
BELL MICROPRODUCTS RECEIVES DECISION OF NASDAQ
BOARD OF DIRECTORS
SAN JOSE, Calif., October 18, 2007 — Bell Microproducts Inc. (NASDAQ: BELM) today announced that it received notification that the Board of Directors of The Nasdaq Stock Market LLC has called the Nasdaq Listing and Hearing Review Council’s August 23, 2007 decision regarding the Company for review, and has also stayed the Council’s decision to suspend the Company’s common stock from trading. The Company’s common stock will remain listed on The Nasdaq Global Market pending further consideration by the Nasdaq Board.
About Bell Microproducts Inc.
Bell Microproducts [NASDAQ: BELM] is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, this Fortune 1000 company is one of the world’s largest storage-centric value-added distributors. In 2006, the company celebrated the sale of its 50 millionth hard disk drive, setting a significant industry milestone.
Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.
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